Exhibit 99.1

Consumers Bancorp, Inc. Reports

First Fiscal Quarter 2005 Results

Minerva, Ohio—October 24, 2005 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter earnings per share of $0.18 compared to $0.13 for the previous quarter ended June 30, 2005 and compared to $0.31 for the same period ended September 30, 2004. Net income for the first quarter of 2005 was $378 thousand, an increase of $102 thousand from the previous quarter ended June 30, 2005 and a $296 thousand decrease from the same quarter in 2004. Net income for the first quarter of 2005 compared to the first quarter of 2004 was impacted by higher salary expense as vacant senior management positions have been filled and by a decline in the net interest margin from 5.30% in the first quarter of 2004 to 4.73% in the first quarter of 2005. Return on average assets (ROA) and return on average equity (ROE) for the first quarter of 2005 were 0.76% and 7.74%, respectively. This compares to ROA of 1.42% and ROE of 14.42% for the first quarter of 2004.

Steven L. Muckley, stated “As we have invested in new technology for processing and new ATM’s, we have positioned the Bank with the infrastructure to take advantage of the opportunities in the markets we serve. We are especially excited about the opening of our 10th branch in Malvern, Ohio that is scheduled for sometime in December 2005.”

Interest income for the first quarter of 2005 increased $69 thousand and interest expense increased $251 thousand over 2004 first quarter results. The net interest margin decreased to 4.73% for the quarter ended September 30, 2005 compared with 5.00% from the previous quarter ended June 30, 2005 and compared with 5.30% from the same period last year. The decline in the net interest margin and net interest income was primarily due to the Corporation’s yield on average interest-earning assets declining to 6.04% for the three months ended September 30, 2005 from 6.09% for the comparable year ago period combined with an increase in cost of funds from 1.06% for the three months ended September 30, 2004 to 1.72% for the same period in 2005.

Non-interest expense increased $238 thousand, or 12.4%, for the first quarter of 2005 from the same period last year. Non-interest expenses increased mainly due to an increase in salary and benefit expenses of $163 thousand from the first quarter of 2004 to the first quarter of 2005 as a result of vacant senior management positions being filled.

Assets at September 30, 2005 totaled $198.2 million, an increase of $7.0 million from June 30, 2005 and an increase of $7.9 million from September 30, 2004. Available-for-sale securities increased by $8.6 million from June 30, 2005 and by $3.6 million from September 30, 2004. During the first quarter of 2005, $10.0 million of municipal securities were purchased. During the three month period of June 30, 2005 to September 30, 2005, total loans decreased by $1.7 million and deposits decreased $1.1 million. During the twelve month period of September 30, 2004 to September 30, 2005, total loans increased by $4.4 million and deposits increased $5.5 million.

Non-performing assets were $2.7 million at September 30, 2005, compared with $2.5 million at June 30, 2005 and $2.7 million at September 30, 2004. Net charge-offs on an annualized basis, as a percent of loans outstanding were 0.38% and 0.04% for the three months ended September 30, 2005 and 2004, respectively. A majority of the charge-offs for the three months ended September 30, 2005 were isolated to a single borrower and were specifically allocated for within the allowance for loan loss in a prior period when the probable loss had been identified.

The Board of Directors of Consumers Bancorp, Inc., declared a $0.09 per share cash dividend for shareholders of record on August 22, 2005 that was paid on September 14, 2005.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

September 30, 2005

(Dollars in thousands, except per share data)

	Three Month Periods Ended
	September 30, 2005	June 30, 2005	September 30, 2004
EARNINGS:
Net interest income	$2,109	$2,172	$2,291
Provision for loan losses	42	45	14
Other income	580	501	601
Other expenses	2,153	2,247	1,915
Income tax expense	116	105	289
Net income	378	276	674

Net income per share – Basic	$0.18	$0.13	$0.31

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.76%	0.58%	1.42%
Return on average equity	7.74	5.72	14.42
Net interest margin (fully tax equivalent)	4.73	5.00	5.30

MARKET DATA:
Book value/common share	$8.98	$9.00	$8.82
Market close, bid	16.75	17.00	19.25
Period end common shares	2,143,444	2,143,444	2,146,281
Average equity: avg. assets	9.83%	10.12%	9.91%
Average common shares	2,143,444	2,143,444	2,146,281

ASSET QUALITY:
Net charge-offs/(recoveries)	$140	$(5)	$14
Non-performing assets	2,662	2,521	2,691
Allowance for loan losses (ALLL)	1,425	1,523	1,753
Net charge-offs to Total Loans (Annualized)	0.38%	—%	0.04%
ALLL to Total Loans	0.96%	1.02%	1.22%

ENDING BALANCES:
Assets	$198,175	$191,180	$190,247
Deposits	161,360	162,499	155,844
Loans, net	146,519	148,139	141,760
Securities, available-for-sale	33,487	24,887	29,932
Federal Home Loan Bank borrowings	10,753	2,335	5,766
Shareholders’ Equity	19,252	19,297	18,938